UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2004

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01. Other Events.

Halliburton reached an agreement in principle to sell its 50% interest in Subsea 7, Inc. to its joint venture partner, Siem Offshore, for $200 million in cash. The transaction is subject to several conditions prior to completion including the buyer’s financing of the purchase price and the applicable regulatory approvals. The transaction is expected to close no later than January 7, 2005 and to result in a pre-tax gain of approximately $115 million.

Item 7.01. Regulation FD Disclosure.

On November 15, 2004 registrant issued a press release entitled “Halliburton Reaches Agreement to Sell Subsea 7.”

The text of the press release is as follows:

HALLIBURTON REACHES AGREEMENT TO SELL SUBSEA 7

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that it reached an agreement in principle to sell its 50% interest in Subsea 7, Inc. to its joint venture partner, Siem Offshore, for $200 million in cash. The transaction is subject to several conditions prior to completion including the buyer’s financing of the purchase price and the applicable regulatory approvals. The transaction is expected to close no later than January 7, 2005 and to result in a pre-tax gain of approximately $115 million.

Subsea 7, Inc. is an international subsea engineering contractor for offshore oil and gas developments.  The company has offshore operations supported out of the United Kingdom, Norway, Middle East, West Africa, Singapore, Australia, Brazil, United States and the Caspian and employs 3,000 people world-wide. Subsea 7, Inc. has a fleet of remotely operated vehicles (ROVs), four pipeline construction yards and 14 modern, high specification dynamically positioned ships capable of deepwater reeled and flexible pipelay, deepwater subsea construction and saturation diving.

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company’s World Wide Web site can be accessed at www.halliburton.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: November 17, 2004	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Vice President and Secretary